Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 8 to the Registration Statement on Form S-1 of our report dated May 14, 2007, except for the first paragraph of Note 12 as to which the date is July 13, 2007, relating to the consolidated financial statements of Sucampo Pharmaceuticals, Inc. and its subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
July 16, 2007